FOR IMMEDIATE RELEASE

INSPIREMD ANNOUNCES CLOSING OF PRIVATE PLACEMENT FINANCING

Tel Aviv, Israel – April 5, 2012 – InspireMD, Inc. (OTC BB: NSPR) (the “Company” or “InspireMD”), a medical device company focusing on the development and commercialization of its proprietary stent platform technology for use in patients with Acute Myocardial Infarctions, today announced it has closed on a private placement of Senior Secured Convertible Debentures in the face amount of $11.7 million with two institutional investors.  The Debentures are being issued with an Original Issue Discount, resulting in proceeds of $11.0 million before deducting commissions and expenses in connection with the offering.

The Debentures bear interest at the rate of 8% per annum, mature on April 5, 2014 and are convertible at any time into shares of common stock at an initial conversion price of $1.75 per share. The Company may force conversion of the Debentures if, amongst other things, the closing bid price on the stock equals or exceeds 165% of the conversion price for twenty consecutive trading days and certain other conditions are met. In addition, the investors may require the Debentures to be redeemed by the Company after 18 months for 112% of the then outstanding principal amount, plus all accrued interest, and the Company may prepay the Debentures after six months for 112% of the then outstanding principal amount, plus all accrued interest.

The Company is also issuing five year warrants to purchase common stock equal to 50% of the shares underlying the Debentures at an exercise price of $1.80 per share.

In connection with the Private Placement, the Company’s executive officers and directors entered into lock-up agreements for a period of 30 days following the effectiveness of the resale registration statement to be filed post-closing.

InspireMD expects that the net proceeds from this financing will be used for conducting clinical trials, expanding its sales and marketing division and general working capital purposes.

Oppenheimer & Co. Inc. acted as lead placement agent for the financing and JMP Securities LLC acted as co-lead placement agent.  Palladium Capital Advisors, LLC acted as a financial advisor to the Company.

The securities offered in this financing transaction have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pursuant to the terms of a registration rights agreement entered into with the purchasers, the Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock underlying the Debentures sold in the offering and issuable upon exercise of the warrants. Any offering of the Company’s securities under the resale registration statement referred to above will be made only by means of a prospectus.

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This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About InspireMD, Inc.

InspireMD is a medical device company focusing on the development and commercialization of its proprietary stent system technology, MGuard™. InspireMD intends to pursue applications of this technology in coronary, carotid and peripheral artery procedures. InspireMD's common stock is listed on the OTC BB under the ticker symbol "NSPR".

Forward-looking Statements:

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multi-national companies, (v) product liability claims, (vi) our limited manufacturing capabilities and reliance on subcontractors for assistance, (vii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (viii) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (ix) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (x) our reliance on single suppliers for certain product components, (xi) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed with the SEC on March 13, 2012. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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Investor Contact:
Michael Rice
Office Phone: (646) 597-6979
Email: mrice@lifesciadvisors.com

Corporate Contact:
Jonina Ohayon
Marketing Director
Email: jonina@inspire-md.com
OTC BB: NSPR
www.inspire-md.com

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